UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2016 (November 29, 2016)

SLM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-13251	52-2013874
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Continental Drive, Newark, Delaware	19713
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 451-0200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On November 29, 2016, the Board of Directors (the “Board”) of SLM Corporation (the “Company”) elected Kirsten O. Wolberg as a director of the Company, effective immediately. She has also been elected to the board of directors of Sallie Mae Bank, the Company’s Utah industrial bank subsidiary. In connection therewith, the Board also determined Ms. Wolberg to be independent and increased the number of Board seats from twelve to thirteen. At this time, Ms. Wolberg has not been appointed to any of the Board’s committees.

Ms. Wolberg currently serves as vice president of talent at PayPal, a global technology platform and payments leader, directing global talent acquisition, performance, and global learning groups. Ms. Wolberg also played an instrumental role in the separation of eBay Inc. and PayPal into two independent companies and was responsible for the chief operating functions for PayPal Technology. She brings more than 20 years of experience in technology management, strategy, product, finance, and operations.

Prior to joining PayPal, Ms. Wolberg served as chief information officer for Salesforce.com, developing industry-leading cloud operations. She also held several roles at Charles Schwab, including vice president of corporate technology and vice president of planning and administration. In addition, Ms. Wolberg served as vice president of product development and operations at InnoVentry.

Ms. Wolberg’s compensation for her service as director will be consistent with that of the Company’s other non-employee directors, except that (i) her compensation will be prorated to reflect the portion of the period remaining in the current director term; and (ii) she will not receive the Company’s annual Board member equity award of restricted stock for the current director term.

A copy of the press release announcing Ms. Wolberg’s election is included with this Form 8-K as Exhibit 99.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

Exhibit Number	Description

99.1*	Press release dated December 1, 2016.

*	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SLM CORPORATION

Date: December 1, 2016	By:	/s/ Laurent C. Lutz
Laurent C. Lutz
Executive Vice President, General Counsel, and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1*	Press release dated December 1, 2016.

*	Furnished herewith.